1001 MCKINNEY
18th FLOOR
HOUSTON, TEXAS 77002
Franklin, Cardwell & Jones	713.222.6025 TELEPHONE
A PROFESSIONAL CORPORATION	713.222.0938 FACSIMILE

INTERNET:
http://www.fcj.com

Exhibit 5.1
February 22, 2006

Endovasc, Inc.
15001 Walden Road
Suite 108
Montgomery, TX 77356

Gentlemen:

We have acted as counsel to Endovasc, Inc. (the "Company"), a Nevada corporation, and have participated in the preparation and adoption of the 2005 Executive Compensation Plan (the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 20,000,000 shares (the "Shares") of Common Stock, $.001 par value, of the Company to be offered to directors, officers, and employees of the Company pursuant to the Plan.

It is our opinion that the Shares have been duly authorized and that, when issued either pursuant to the exercise of an option granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our opinion regarding the legality of 20,000,000 shares of Endovasc, Inc. Common Stock, $.001 par value, to be issued upon the exercise of options granted pursuant to the 2003 Stock Compensation Plan.

/s/ Franklin, Cardwell & Jones

FRANKLIN, CARDWELL & JONES